l

December 29, 2014
Sherry A. Quirk
4308 46th St NW
Washington, D.C. 20016

Dear Ms. Quirk:
I am pleased to offer you the position of Executive Vice President and General Counsel with the Tennessee Valley Authority ("TVA") in Knoxville, Tennessee effective February 2, 2015. This position is responsible for providing legal assistance, counsel and advice to the Board of Directors and all of TVA in compliance with the TVA Act and other applicable laws, regulations, and legal requirements. Other responsibilities include serving as Secretary of the organization and directing and managing the Ethics function.
Upon employment in this position, TVA will provide you an annual salary of $450,000, which will be payable on a biweekly basis.
Additionally, you will be included as a participant in TVA’s Executive Annual and Long-Term Incentive Plans. Under the Annual Incentive Plan, your annual incentive opportunity will be 60 percent of your annual salary beginning in fiscal year 2015 (October 1, 2014 through September 30, 2015). Your annual incentive award for FY 2015 will be prorated based on the number of full months you participate in the annual performance period. Under the Long-Term Incentive Plan, your incentive opportunity will be 120 percent of your annual salary beginning with the three-year performance cycle ending on September 30, 2015 (October 1, 2012 through September 30, 2015). Your long-term incentive awards will be prorated based on the number of full months you participate in the three-year performance cycles ending in September 2015, September 2016, and September 2017. Actual annual and long-term incentive awards are based on performance measured against performance goals established at the beginning of each performance period. The incentive awards are generally paid in the first quarter of the fiscal year following the fiscal year in which they are earned.
You will also be included as a participant in TVA’s Long-Term Retention Incentive Plan and, in the month following the effective date of your employment, will be granted an initial award in the amount of $150,000. The award represents your right to receive a lump sum cash payment in that amount (less any applicable taxes or withholdings) which will become fully vested on December 31, 2017, assuming that you have continuously remained employed by TVA in good standing through that date. Awards are granted annually, during the second quarter of each fiscal year (typically in January) following an annual compensation review. Actual awards granted under this Plan are at the discretion of the President and Chief Executive Officer. Each award represents the right of the participant to receive a lump sum cash payment subject to the stated vesting requirement (typically three years).
Due to the nature of this position, you will also be included as a participant in TVA’s Supplemental Executive Retirement Plan (SERP) at the Tier 1 level. A general outline of how the SERP calculation works was provided to you to use in your consideration of this offer.
In connection with your move to Tennessee, TVA will pay for the actual and reasonable travel and moving expenses, including home closing costs, for you and your immediate family. TVA's relocation services program will also be available to assist you in the sale of your present home. These relocation benefits must be repaid in full to TVA if, within one year of the effective date of your employment, (i) you voluntarily terminate employment unless the separation is for reasons beyond your control and acceptable to TVA, or (ii) if you are terminated for cause.

Sherry A. Quirk

December 29, 2014

In addition to relocation benefits, TVA will provide you a recruitment and relocation incentive in the amount of $150,000, which will be paid to you in two $75,000 lump-sum payments, less any applicable taxes and withholdings. The first payment will be made as soon as practical following the commencement of your employment and the second payment will be made one year following your date of employment. The first recruitment and relocation incentive payment must be repaid in full to TVA if, within one year of the effective date of your employment, (i) you voluntarily terminate employment unless the separation is for reasons beyond your control and acceptable to TVA, or (ii) if you are terminated for cause. The second payment must be repaid in full to TVA if, within the second year of employment, (i) you voluntary terminate employment unless the separation is for reasons beyond your control and acceptable to TVA, or (ii) if you are terminated for cause.
If your employment with TVA is terminated without cause, TVA will pay you a lump-sum payment in an amount equal to one years' annual salary as soon as practical following the termination of your employment.
If, within the first two years of employment with TVA, the current TVA Chief Executive Officer (CEO) no longer occupies the position of CEO and your employment with TVA is terminated, TVA will pay you a lump-sum payment in an amount equal to one years' annual salary as soon as practical following the termination of your employment. The provision shall not apply and no lump-sum payment will be made in the event your employment is terminated "for cause" (as defined below).
For purposes of this offer letter, termination "for cause" shall be defined as termination as a result of any act on your part resulting in or involving any of the following: (1) insubordination, intentional neglect of duties, or refusal to cooperate with investigations of your or TVA's business practices; (2) criminal indictment or conviction of a felony or crime of moral turpitude; or (3) misconduct involving dishonesty, fraud, or gross negligence that directly results in significant economic or reputational harm to TVA.
During your employment, you will be eligible to participate in all TVA-sponsored employee benefits plans and qualified retirement plans available to new management and specialist employees at TVA. Information and materials regarding these plans, including the benefits provided under them, will be provided to you.
Our employment staff will contact you to coordinate in-processing activities. Your employment will be subject to the usual employment procedures and satisfactory results of a security investigation, which will include a drug screen. This position may also require, and is subject to your receiving, a top secret security clearance and a nuclear security/safeguards clearance.
If you have questions, or if I can be of assistance in any way, please do not hesitate to call me. We look forward to your acceptance and joining the TVA team.
Please sign below indicating your acceptance of this offer.
Sincerely,

/s/ Katherine J. Black
Katherine J. Black
Senior Vice President Human Resources & Communications

/s/ Sherry A. Quirk	December 29, 2014
Sherry A. Quirk	Acceptance Date